OPTIMARK HOLDINGS, INC.


                                    SERIES E
                       PREFERRED STOCK PURCHASE AGREEMENT

                                  JUNE 29, 2001



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                            SERIES E PREFERRED STOCK
                               PURCHASE AGREEMENT

         This Series E Preferred Stock Purchase Agreement (the "AGREEMENT") is entered into as of this 29th day of June, 2001, by and among OptiMark Holdings, Inc. a Delaware corporation (the "COMPANY"), and each of those entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which entities are hereinafter collectively referred to as "PURCHASERS" and each individually as a "PURCHASER").

         Terms defined in the text of this Agreement shall have the meanings there set forth herein. Other capitalized terms shall have the meaning set forth in the Definitions Addendum, which is attached and incorporated herein.

                                    RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of 1,000,000 shares of its Series E preferred stock, par value $0.01 per share (the "SHARES");

         WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein;

         WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein; and

         WHEREAS, at any time after the date hereof, Exhibit A attached hereto may be amended pursuant to the terms of this Agreement to permit additional Persons to be Purchasers on any Closing Date (defined below) after the First Closing Date (defined below).

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1.     AGREEMENT TO SELL AND PURCHASE

         1.1 AUTHORIZATION OF SHARES. On or prior to the First Closing Date (as defined in Section 2 below), the Company shall have duly authorized the sale and issuance to Purchasers of the Shares. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations of the Company, in the form attached hereto as


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Exhibit B (the "CERTIFICATE"). The Company has, or before the First Closing Date will have, adopted and filed with the Secretary of State of the State of Delaware the Certificate and will have taken all necessary corporate action for the purpose of authorizing the issuance and sale of the Shares pursuant hereto.

         1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at each Closing (as hereinafter defined), the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, the number of Shares to be purchased by such Purchaser at such Closing as set forth opposite such Purchaser's name in Exhibit A, at a purchase price per Share equal to $15.00.

SECTION 2.     CLOSING, DELIVERY AND PAYMENT

         2.1 CLOSING. The consummation of each sale and purchase of the Shares under this Agreement (each a "CLOSING") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Subject to the fulfillment or waiver of the conditions set forth herein, the earliest Closing (the "FIRST CLOSING") shall occur on June 29, 2001 and each other Closing shall occur on the date therefor specified in Exhibit A. Notwithstanding the foregoing, SOFTBANK, at its sole discretion may accelerate the date for any Closing (the date for any Closing specified in Exhibit A, as it may be so accelerated, the "CLOSING DATE") to an earlier Business Day specified by it by written notice to the Company and each Purchaser other than SOFTBANK at least 5 Business Days prior to the date for such Closing as so accelerated. Upon such notice duly given by SOFTBANK, the Closing Date for such Closing shall, for all purposes of this Agreement, be the date so specified by SOFTBANK and Exhibit A shall be deemed to be amended accordingly.

         2.2 DELIVERY. At each Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser stock certificates issued in such Purchaser's name representing the number of Shares to be purchased at such Closing by such Purchaser as specified in Exhibit A, against payment of the purchase price therefor by wire transfer of immediately available funds to the Company's account (for credit to account number 0000841096, for further credit to account number 12243853 with the name "OptiMark, Inc." at Wells Fargo Bank Minnesota, NA, ABA number 091000019) or such other bank account of the Company designated by the Company in writing no


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later than the second Business Day immediately preceding the date for such
Closing.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Schedule of Exceptions attached hereto, the Company hereby represents and warrants to each Purchaser as follows:

         3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and each of its Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted and as currently proposed to be conducted and, in the case of the Company, to execute and deliver this Agreement and the Series E Preferred Stock Registration Rights Agreement, in the form attached hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT"), to issue and sell the Shares and to carry out the provisions of this Agreement, the Registration Rights Agreement, and the Certificate. Each of the Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns any equity securities of any other corporation, limited partnership or similar entity, other than the ownership by the Company of equity securities of OptiMark US Equities, Inc. and OptiMark, Inc. (together, the "OPTIMARK SUBSIDIARIES"). The Company owns all of the outstanding shares of capital stock of each of the OptiMark Subsidiaries free of any Lien other than the security interests granted to SOFTBANK pursuant to the Pledge Agreement and liens for current taxes not yet due (it being understood that the Liens previously granted to SOFTBANK shall be terminated on the Closing Date of the First Closing). The Company is not a participant in any joint venture, partnership or similar arrangement. The Company has made available to the Purchasers true, correct and complete copies of the Company's Certificate of Incorporation and Bylaws, each as amended to date and presently in effect.

         3.2 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company, consists of (a) 148,500,000 shares


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of voting Common Stock, 35,872,557 shares of which are issued and outstanding,
6,623,109 shares of which are currently reserved for issuance pursuant to outstanding option agreements, and 10,241,901 shares of which are currently reserved for issuance to key employees, consultants and others affiliated with the Company pursuant to stock grant, stock purchase and/or option plans or any other stock incentive program, arrangement or agreement approved by the Company's Board of Directors, (b) 1,500,000 shares of non-voting Common Stock, of which 740,000 are issued and outstanding, and (c) 40,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), 3,222,068 of which are designated Series A Convertible Preferred Stock, all of which are issued and outstanding, 11,000,000 shares of which are designated Series B Convertible Preferred Stock, all of which are issued and outstanding, 8,250,000 shares of which are designated Series C Convertible Preferred Stock, all of which are issued and outstanding, and 250,000 shares of which are designated Series D Convertible Preferred Stock, all of which are issued and outstanding. All issued and outstanding shares of the Company's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares, upon the First Closing, will be as stated in the Certificate. Except as may be granted pursuant to this Agreement and except as set forth above, there are no outstanding options, warrants, puts, calls, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from, sale to or exchange, with the Company or any of its Subsidiaries of any shares of any class or series of capital stock of the Company or any of its Subsidiaries or other restrictions on the incidents of ownership or transfer of any such shares of capital stock created by statute (other than Federal and state securities laws), the charter documents of the Company or any of its Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party, by which any of them is bound or of which any of them has knowledge. The Shares have been duly authorized and, when issued in compliance with the provisions of this Agreement and the Certificate, will be validly issued (including, without limitation, issued in compliance with applicable state and federal securities laws, assuming the accuracy of Purchasers' representations in Section 4 hereof), fully paid and nonassessable and will be free of any Liens (other than Liens


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created by Purchasers); provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time transfer is proposed.

         3.3 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the due authorization, execution and delivery of this Agreement and the Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken. The Agreement and the Registration Rights Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable against the Company, in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable federal and state securities laws. The sale of the Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

         3.4 FINANCIAL STATEMENTS; REPORTS. The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000, together with its audited consolidated Statements of Operations and Comprehensive Loss, Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the fiscal year then ended (collectively, the "FINANCIAL STATEMENTS") fairly present, in all material respects in accordance with GAAP, the consolidated financial condition of the Company and its Subsidiaries and the consolidated results of their operations, changes in stockholders' equity and cash flows as of the dates and for the periods referred to. There are no material Liabilities of the Company or any of its Subsidiaries as of the date of such balance sheet which are not reflected therein or in the notes thereto, and there has been no Material Adverse Effect since December 31, 2000. The Company has made available to the Purchasers each registration statement, report, proxy statement or information statement filed by it since December 31, 2000 (the "AUDIT DATE"), including (i) the Company's Annual Report on Form 10-K for the year ended


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December 31, 2000, together with all amendments thereto, and (ii) and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001, together with amendments thereto filed with the SEC prior to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "REPORTS"). As of their respective dates, the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into any Reports filed with the SEC after the date hereof (including the related notes and schedules) will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive loss, statements of changes in stockholders' equity and statements of cash flows included in or incorporated by reference into any such Reports (including any related notes and schedules) will fairly present in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of complete notes and to normal, recurring, year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         3.5 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Reports filed with the SEC and made available to Purchasers prior to the date hereof, since the Audit Date the Company and the Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any Material Adverse Effect or any development or combination of developments of which management of the Company or any of its Subsidiaries has knowledge that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any change by the


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Company in accounting principles, practices or methods; or (iv) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company. Since the Audit Date, except as disclosed in the Reports filed with the SEC and made available to Purchasers prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Company's Compensation and Benefit Plans.

         3.6 AGREEMENTS; ACTION.

         (A) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company or any of its Subsidiaries, on the one hand, and any of their officers, directors or affiliates or any affiliate thereof, on the other.

         (B) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or to their knowledge by which any of them is bound which include provisions (i) restricting the development or distribution of the products or services of the Company or any of its Subsidiaries or (ii) providing for indemnification by the Company or any of its Subsidiaries with respect to infringements or alleged infringements of proprietary rights.

         3.7 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders, or employees of the Company or any of its Subsidiaries other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company or the relevant Subsidiary). No officer or director or, to the best of the Company's knowledge, any member of their immediate families, are indebted to the Company or any of its Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, in each case other than


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ownership of less than 1% of the outstanding stock of publicly traded companies.
No such officer or director, or, to the best of the Company's knowledge, any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

         3.8 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and each of its Subsidiaries has good title to its leasehold estates and personal property owned by the Company and each of its Subsidiaries (as the case may be), in each case subject to no Lien other than (i) liens for taxes which have not yet become due, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries, and (iii) Liens granted to SOFTBANK pursuant to the Pledge Agreement and the Guarantees (it being understood that the Liens previously granted to SOFTBANK shall be terminated on the date of the First Closing). All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and each of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of each lease to which it is a party or is otherwise bound.

         3.9 PATENTS AND TRADEMARKS. Each of the Company and each of its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as currently proposed to be conducted, without any infringement known to it of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other Person other than such licenses to the Company or its Subsidiaries (i) arising from the purchase by any of them of "off the shelf" standard products or (ii) that are not material to the business now conducted or currently proposed to be conducted by the Company or any of its


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Subsidiaries. Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person. Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any of its Subsidiaries. The conduct of the Company's and each of its Subsidiary's business as currently proposed to be conducted, will not, to the knowledge of the Company or any of its Subsidiaries, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Neither the Company nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information developed or acquired by any of its employees in the conduct of the Company's or any of its Subsidiary's business prior to their employment by the Company or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been assigned to the Company or any of its Subsidiaries.

         3.10 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS; CONSENTS; PERMITS. Neither the Company nor any of its Subsidiaries is in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or of any judgment, decree, order, writ, statute, rule or regulation applicable to the Company or any of its Subsidiaries or their properties which, individually or in the aggregate, would have a Material Adverse Effect. The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any violation or default by the Company or any of its Subsidiaries of any term of its Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it or any of its property is bound or of any judgment, decree, order, writ, statute rule or regulation


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applicable to the Company, any of its Subsidiaries or their properties, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their business or operations or any of their assets or properties. No orders, permissions, consents, approvals or authorizations of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries and no application, notification, request, registration or declaration is required to be filed with any Governmental Entity by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the offer, issuance, sale and delivery of the Shares, or the other transactions to be consummated at any Closing, as contemplated in this Agreement other than items which the failure by the Company to file will not have a Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and can obtain, without undue burden or expense, any similar authority necessary for the conduct of its business as currently proposed to be conducted.

         3.11 LITIGATION. There is no action, suit, proceeding or investigation pending or to the knowledge of the Company or any of its Subsidiaries currently threatened against the Company or any of its Subsidiaries that questions the validity of this Agreement, the Registration Rights Agreement or the Certificate or the right of the Company to enter into any of such agreements, to issue the Shares with the terms specified in the Certificate or to consummate the transactions contemplated hereby or thereby, or which, if determined adversely to the Company, might result, either individually or in the aggregate, in any Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries aware that there is any basis for the foregoing. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other Governmental Entity.

         3.12 TAX RETURNS AND PAYMENTS. The Company and each of its Subsidiaries has timely filed all tax returns (federal, state, local and foreign) required to be filed by it. All Taxes


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shown to be due and payable on such returns, any assessments imposed, and all other Taxes due and payable by the Company or any of its Subsidiaries have been paid or will be paid prior to the time they become delinquent. Neither the Company nor any of its Subsidiaries has been advised (i) that any of its returns, federal, state, foreign or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed adjustment to its federal, state, foreign or other Taxes. There exists no liability for any Tax or potential Tax to be imposed upon the properties or assets of the Company or any of its Subsidiaries as of the date of this Agreement that is not adequately provided for.

         3.13 CONTRACTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any of the following:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or any of its Subsidiaries if terminated, or involve consideration in excess of $100,000;

         (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group or related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (v) any agreement concerning noncompetition other than agreements pursuant to which a current or former employee of the Company has agreed not to compete with the Company;


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          (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

        (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees other than advances for travel expenses in the ordinary course of business;

          (ix) any agreement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect; and

          (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

         The Company has a current and complete copy of each written agreement listed in ss.3.13 of the Schedule of Exceptions (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3.13 of the Schedule of Exceptions. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         3.14 EMPLOYEES. To the knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual


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to be employed by, or to contract with, the Company or any of its Subsidiaries;
and to the knowledge of the Company and each of its Subsidiaries the continued employment by the Company and each of its Subsidiaries of their present employees, and the performance of the contracts of the Company and each of its Subsidiaries with its independent contractors, will not result in any such violation except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. No employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee intends to terminate his or her employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer or key employee.

         3.15 PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENTS. Each employee, consultant and officer of the Company and each of its Subsidiaries and any other Person developing intellectual property on behalf of the Company or any of its Subsidiaries has executed an agreement with the Company or such Subsidiary regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers. Neither the Company nor any of its Subsidiaries is aware that any of its employees or consultants is in violation thereof.

         3.16 REGISTRATION RIGHTS. Except as required pursuant to the Registration Rights Agreement, the Company is not under any obligation, and has not granted any rights, to register any of the Company's securities under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         3.17 ENVIRONMENTAL AND SAFETY LAWS. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to their knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         3.18 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in


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Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or the registration or qualification provisions of any state securities laws.

         3.19 MINUTE BOOKS. The minute books of the Company and each of its Subsidiaries made available to counsel for the Purchasers contain a fair and accurate summary of all meetings of, and any actions taken by, the directors and stockholders of the Company and its Subsidiaries since the date of their incorporation.

         3.20 ABSENCE OF LIABILITIES. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any Liability in excess of $300,000.

         3.21 RETURNS AND COMPLAINTS. Neither the Company nor any of its Subsidiaries has received any customer complaints concerning alleged defects in its products or services that, if true, would reasonably be expected to have a Material Adverse Effect.

         3.22 DISCLOSURE. Neither this Agreement nor any other agreements, written statement or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Business Plan, the Company represents only that such assumptions, projections, expressions of opinion and predictions were made in good faith and that there is a reasonable basis therefor.

         3.23 EXHIBITS TO REPORTS. With respect to the exhibits filed with the SEC with the Company's Reports: (i) the Agreement for Information Technology Services, dated May 6, 1999, by and between OptiMark Technologies, Inc. and IBM Canada Limited, filed as Exhibit 10.20 to the Company's registration statement on Form 10 (No. 000-30527), has been terminated pursuant to the provisions of the Agreement of settlement dated as of December 29, 2000 by and among ISM Information Systems Management Corporation, IBM Canada Limited, the Company and its Subsidiaries, and (ii) performance by the parties to the NASDAQ/OptiMark Agreement, dated September 1, 1998, between OptiMark Technologies, Inc. and The NASDAQ Stock Market, Inc., filed as Exhibit 10.4 to the Company's registration statement on Form 10 (No. 000-30527), has ceased as a result of the fact that the operation of the market that is the subject matter of that agreement has been suspended by The NASDAQ Stock Market, Inc.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

         4.1 REQUISITE POWER AND AUTHORITY. Such Purchaser has all necessary power and authority under its organizational documents and all applicable provisions of law to execute and deliver this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. All actions on the part of such Purchaser required for the due and lawful authorization, execution and delivery of this Agreement and the Registration Rights Agreement and the performance of such Purchaser's obligations hereunder and thereunder have been or will be effectively taken prior to the First Closing. This Agreement has been, and upon its execution and delivery the Registration Rights Agreement will be, duly executed and delivered by such Purchaser, and this Agreement is, and upon such execution and delivery the Registration Rights Agreement, will be, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions of the Registration Rights Agreement may be limited by applicable federal and state securities laws.

         4.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. Such Purchaser is acquiring the Shares for its own account, not as a nominee or agent, for investment and not with a view to the resale or distribution of any part thereof.

         4.3 INVESTMENT EXPERIENCE. Such Purchaser is an "accredited investor" as defined in Rule 501(a) under the

Securities Act. Such Purchaser believes it has acquired sufficient information about the Company and its Subsidiaries to reach an informed decision to purchase the Shares. Such Purchaser has such business and financial experience as are required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

         4.4 RESTRICTED SECURITIES. Such Purchaser understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been registered under the Securities Act and that it may not resell, pledge or otherwise transfer any such Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration.

         4.5 LEGENDS. Such Purchaser understands that the Shares and any securities issued in respect thereof or exchange therefor, shall bear the following legend until such time, if any, as (A) the Shares or such securities
(i) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provisions) or pursuant to an effective registration statement under the Securities Act or (ii) may be resold pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision), or (B) the Company receives an opinion of counsel reasonably acceptable to it to the effect that such legend may be removed:

"THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES."

SECTION 5.     COVENANTS

         5.1 PREEMPTIVE RIGHTS. (a) If the Company proposes to issue, grant or sell common stock, preferred stock, other equity securities or Rights, the Company shall first give to each Purchaser and any transferee of Shares from the Purchaser (each a "SECURITYHOLDER") written notice setting forth in reasonable detail the price and other terms on which such equity securities or Rights are proposed to be issued, granted or sold, the terms of any such Rights and the amount thereof proposed to be issued, granted or sold. Each Securityholder shall thereafter have the preemptive right, exercisable by written notice to the Company no later than 15 days after the Company's notice is given, to purchase the lesser of (i) such Securityholder's Proportionate Share of the number of such equity securities or Rights that are proposed to be issued, granted or sold and (ii) the product of: (x) the number of such equity securities or Rights that are proposed to be issued, granted or sold minus the number of such equity securities or Rights purchased by the parties to the Stockholders' Agreement pursuant to their respective preemptive rights contained in Sections 4.2 and 4.3 thereof and (y) a fraction equal to the number of Shares held by such Securityholder as of the date notice delivered pursuant to this section divided by the total number of issued and outstanding Shares held by all Securityholders. Any such purchase by any Securityholder shall be at the price and on the other terms set forth in the Company's notice. Any notice by a Securityholder exercising the right to purchase equity securities or Rights pursuant to this Section 5.1 shall constitute an irrevocable commitment to purchase from the Company the equity securities or Rights specified in such notice, subject to the maximum set forth in this paragraph. If the Securityholders exercise their preemptive rights set forth in this Section 5.1(a) to the full extent of their rights set forth in this Section 5.1(a), then the closing of the purchase of equity securities or Rights by Securityholders shall take place on such date, no less than ten and no more than 60 days after the expiration of the 15-day period referred to above, as the Company may select, and the Company shall notify the Securityholders of such closing at least seven days prior thereto. If all Persons entitled thereto do not exercise their preemptive rights to the full extent of such preemptive rights and, as contemplated by Section 5.1(b), the Company shall issue, grant or sell equity securities or Rights to persons other than Securityholders and the parties to the Stockholders Agreement, then the closing of the purchase of such equity securities or Rights shall take place at the same time as the closing of such issuance, grant or sale.

         (B) The Company shall use its good faith and commercially reasonable efforts to issue, grant or sell the remaining subject equity securities or Rights on the terms set forth in its notice to Securityholders, unless the Company is advised by its financial advisors that the remaining number or amount is too small to be reasonably sold. From the expiration of the 15-day period first referred to in Section 5.1(a) and for a period of 90 days thereafter, the Company may offer, issue, grant and sell to any person or entity equity securities or Rights having the terms set forth in the Company's notice relating to such equity securities or Rights at a price and on other terms no less favorable to the Company, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, however, that the Company may not issue, grant or sell equity securities or Rights in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by Securityholders and the parties to the Stockholders Agreement pursuant to Sections 4.2 and 4.3 thereof.

         (C) The rights set forth in this Section 5.1 shall terminate upon successful consummation of a firm commitment underwritten initial public offering of Common Stock by the Company pursuant to an effective registration statement under the Securities Act.

         (D) The provisions of this Section 5.1 shall not apply to the following issuances of securities: (i) pursuant to an approved employee stock option plan, stock purchase plan, or similar benefit program or agreement, where the primary purpose is not to raise additional equity capital for the Company, (ii) as direct consideration for the acquisition by the Company of another business entity or the merger of any business entity with or into the Company, in each case provided that the transaction is approved by the vote of a majority of the outstanding Shares, (iii) in connection with a stock split or dividend or a recapitalization or reorganization of the Company, in each case provided that the transaction is approved by the vote of a majority of the outstanding Shares,
(iv) upon the exercise of warrants or options, or upon the conversion of convertible securities, outstanding on the date hereof or as to which Securityholders have been previously offered the right to participate as contemplated hereby or, (v) securities issued pursuant to this Agreement at any Closing, (vi) securities issued in an underwritten public offering registered under the Securities Act, provided that such offering is approved by a vote of a majority of the outstanding Shares.

         5.2 INFORMATION RIGHTS. The Company shall deliver to the Purchasers (a) within 90 days after the end of each fiscal year of the Company, audited annual financial statements (including a balance sheet, statements of operations and comprehensive loss, statements of shareholders' equity and statements of cash flows), (b) within thirty (30) days after the end of each of the first three quarters of each fiscal year, unaudited financial statements (including a balance sheet, statements or operations and comprehensive loss and statements of cash flows), (c) within ten Business Days of the end of each month, unaudited financial reports (including a balance sheet, statements or operations and comprehensive loss and statements of cash flows), (d) within ten Business Days of the end of each month, management reports explaining significant variances from forecasts and all other significant developments, and (e) any other financial or other information that the Purchasers may reasonably request; provided, however, that the Purchasers shall preserve in a confidential manner all information received from the Company pursuant to this Section 5.2, and shall not disclose such information except to those Persons with which a confidential relationship is maintained (including regulators, legal counsel, accountants, agents or an assignee or a prospective assignee of any of such Purchaser's rights hereunder), or where required by law. These rights will terminate upon the successful consummation of a firm commitment underwritten initial public offering of the Company's Common Stock registered under the Securities Act.

         5.3 FURTHER ASSURANCES. The Company and the Purchasers shall use their respective reasonable efforts at any time and from time to time prior to, at and after the First Closing Date to execute and deliver to the applicable parties such further documents and instruments and to take all such further actions as such other parties to this Agreement reasonably may request to consummate the transactions contemplated by this Agreement, the Certificate and the Registration Rights Agreement.

         5.4 BOARD OF DIRECTORS. On and after the First Closing Date SOFTBANK shall have the right to designate a number of members of the Company's Board of Directors (the "Board Composition Requirement") equal to the product of (A) the total number of authorized directors and (B) SOFTBANK's aggregate Proportionate Share, rounded up to the nearest whole number; provided, however, that, in any case, SOFTBANK shall have the right to designate not less than two directors; provided, further, that notwithstanding the foregoing, so long as the number of authorized members of the Company's Board of Directors is four or more, the number of directors that SOFTBANK shall have the right to designate pursuant to this Section 5.4 at any time shall be less than a majority of the total number of members of the Company's Board of Directors authorized at such time. After the First Closing Date, SOFTBANK shall have the right to designate one member of the Company's Board of Directors chosen by SOFTBANK pursuant to the foregoing to the Compensation Committee of the Board of Directors of the Company

(the "Compensation Committee Requirement"); provided, however, that prior to any Closing after the First Closing the Company shall cause its Board of Directors to constitute a committee of its Board of Directors that shall be responsible for making decisions related to the compensation and employment arrangements of employees of the Company if such a committee does not exist as of the First Closing.

         5.5 USE OF PROCEEDS. The proceeds received by the Company from the sale of the Shares are intended to be used for the B2B business of the Company. The specific use or uses of the foregoing proceeds shall be approved by the Company's board of directors prior to any application of such proceeds.

         5.6 ISSUANCE OF SERIES F PREFERRED STOCK. On and after the First Closing Date the Company shall not be permitted to issue any shares of its Series F preferred stock (the "Series F Shares") or any Rights to purchase or acquire any Series F Shares without the prior approval of the Company's Board of Directors or any committee thereof, in either case including the affirmative vote of at least one director appointed to the Company's Board of Directors by SOFTBANK.

         5.7 EMPLOYEE BONUS PAYMENTS. Except for the employee bonus payments which are scheduled to be paid by the Company in the aggregate amounts set forth in the Business Plan attached hereto as Exhibit D, on and after the First Closing Date the Company and any of its Subsidiaries shall not be permitted to pay any of its respective employees a cash bonus or an amount in excess of an employee's base annual salary without the prior approval of the Company's Board of Directors or any committee thereof, in either case including the affirmative vote of at least one director appointed to the Company's Board of Directors by SOFTBANK.

         5.8 NOTICE OF EMPLOYEE TERMINATION. On and after the First Closing
Date: (i) the Company shall provide to SOFTBANK written notice of the termination or resignation of the employment with the Company or any of its Subsidiaries of any employee listed on Exhibit E-2 hereto within one business day of such termination or resignation and (ii) the Company or any of its Subsidiaries shall not amend the provisions of or waive any of its rights under the agreement in the form attached hereto as Exhibit E-1 entered into with any employee listed on Exhibit E-2.

SECTION 6.     CONDITIONS TO CLOSING

         6.1 CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE FIRST CLOSING. Each Purchaser's obligation to purchase the Shares at the First Closing are subject to the satisfaction, on or prior to the First Closing Date, of the following conditions:

         (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except that such representations and warranties that contain materiality qualifiers shall be true in all respects) as of the date of this Agreement and as of such Closing Date, except to the extent such representations and warranties specifically speak as to an earlier date, in which case they shall be true and correct as of such earlier date.

         (B) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied in all material respects with all agreements and obligations herein required to be performed or complied with by the Company on or before such Closing Date.

         (C) ABSENCE OF CHANGES. Except as disclosed in the Reports filed with the SEC and made available to Purchasers prior to the date hereof, there shall have been no Material Adverse Effect.

         (D) LEGAL INVESTMENT; ORDERS. The sale and issuance of the Shares to be issued and sold on such Closing Date shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the issuance of the Shares or any of the other transactions contemplated by this Agreement or the Registration Rights Agreement (collectively, an "ORDER"), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order or questioning the legality, validity or appropriateness of any such issuance or transaction.

         (E) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation by it of the transactions contemplated by this Agreement and the Registration Rights Agreement.

         (F) BANKRUPTCY ETC. Neither the Company nor any of its Subsidiaries shall have dissolved or liquidated or taken an equivalent action nor shall an involuntary petition have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Company or any of its Subsidiaries, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official have been appointed to take possession, custody, or control of the property of the Company or any of its Subsidiaries; nor shall the Company or any of its Subsidiaries have admitted in writing its inability to pay any of its debts as they mature, or have filed any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law for the relief of, or relating to, debtors; nor shall the Company or any of its Subsidiaries have made a general assignment for the benefit of creditors or entered into an agreement of composition with its creditors.

         (G) FILING OF CERTIFICATE. The Certificate shall have been filed with the Secretary of State of the State of Delaware.

         (H) REGISTRATION RIGHTS AGREEMENT. A Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, shall have been executed and delivered by the Company and the other Purchasers.

         (I) COMPLIANCE CERTIFICATE. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.1(a),(b),(c),(e) and (g) have been fulfilled.

         (J) LEGAL OPINION. The Purchasers shall have received from outside legal counsel to the Company an opinion addressed to them, dated as of the First Closing Date, in the form of Exhibit F.

         (K) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents and instruments incident to the transactions contemplated hereby shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         (L) BOARD COMPOSITION. All necessary corporate action to appoint the number of directors to the Company's Board of Directors to meet the Board Composition Requirement effective immediately after giving effect to the purchase of the Shares to be purchased on the First Closing Date.

         (M) AMENDMENT OF BYLAWS. All necessary corporate action to amend the bylaws of the Company in accordance with Exhibit H.

         6.2 CONDITIONS TO PURCHASER'S OBLIGATIONS AT EACH SUBSEQUENT CLOSING. Unless specifically stated otherwise in the following conditions in this Section 6.2, each Purchaser's obligation to purchase the Shares at each Closing other than the First Closing are subject to the satisfaction, on or prior to the Closing Date for such Closing, of the following conditions:

         (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except that such representations and warranties that contain materiality qualifiers shall be true in all respects) as of the date of this Agreement. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except that such representations and warranties that contain materiality qualifiers shall be true in all respects) as of such Closing Date, except (i) to the extent such representations and warranties specifically speak as to an earlier date, in which case they shall be true and correct as of such earlier date and (ii) in the case of the representations and warranties contained in Sections 3.2, 3.6, 3.7, 3.8, 3.9, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17 and 3.20 (and only in the case of such representations and warranties) the Company may update the Schedule of Exceptions by delivery of such updated Schedule of Exceptions to the Purchasers no later than the fifth Business Day prior to such Closing Date, except if such Closing date has been accelerated by SOFTBANK pursuant to Section 2.1, in which case such updated Schedule of Exceptions shall be delivered to the Purchasers no later than the second Business Day prior to such Closing Date, and in such event such representations and warranties shall be true and correct in all material respects (except that such representations and warranties that contain materiality qualifiers shall be true in all respects) as of such Closing Date subject to the exceptions set forth in such updated Schedule of Exceptions.

         (B) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied in all material respects with all agreements and obligations herein required to be performed or complied with by the Company on or before such Closing Date.

         (C) ABSENCE OF CHANGES. Except as disclosed in the Reports filed with the SEC and made available to Purchasers prior to the date hereof, there shall have been no Material Adverse Effect.

         (D) LEGAL INVESTMENT; ORDERS. The sale and issuance of the Shares to be issued and sold on such Closing Date shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order or questioning the legality, validity or appropriateness of any such issuance or transaction.

         (E) BANKRUPTCY, ETC. Neither the Company nor any of its Subsidiaries shall have dissolved or liquidated or taken an equivalent action nor shall an involuntary petition have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Company or any of its Subsidiaries, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official have been appointed to take possession, custody, or control of the property of the Company or any of its Subsidiaries; nor shall the Company or any of its Subsidiaries have admitted in writing its inability to pay any of its debts as they mature, or have filed any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors; nor shall the Company or any of its Subsidiaries have made a general assignment for the benefit of creditors or entered into an agreement of composition with its creditors.

         (F) ABSENCE OF LIABILITIES. Neither the Company nor any of its Subsidiaries shall have any Liabilities other than: (i) Liabilities incurred since March 31, 2001 in the ordinary course of conducting the Company's B2B business, or (ii) Liabilities disclosed on Exhibit G hereto in an amount no greater than the amount specified on Exhibit G for each Liability; and the Company shall have caused to be delivered to each Purchaser a certificate, dated such Closing Date, executed by the Chief Financial Officer or acting Chief Financial Officer of the Company in which such officer shall certify that a schedule attached to such certificate discloses any Liability of the Company or any of its Subsidiaries in excess of $250,000.

         (G) ABSENCE OF LITIGATION. Neither the Company nor any of its Subsidiaries shall be a party to any litigation, mediation, arbitration or similar proceeding, whether as a plaintiff or as a defendant which, if determined adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect.

         (H) BUSINESS PLAN. The Company's revenues, calculated on a consolidated basis in accordance with GAAP, and certified as such by the Chief Financial Officer or acting Chief Financial Officer of the Company, for the calendar month immediately preceding the month in which such Closing Date occurs shall equal or exceed the revenues projected for such month in the Business Plan, and the Company's total operating expenses, calculated on a consolidated basis in accordance with GAAP, and certified as such by the Chief Financial Officer or acting Chief Financial Officer of the Company, for the calendar month immediately preceding the month in which such Closing Date occurs shall be equal to or less than the Company's operating expenses projected for such month in the Business Plan.

         (I) COMPLIANCE CERTIFICATE. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.2(a),(b),(c) and
(f) have been fulfilled.

         (J) EMPLOYEE NON-COMPETITION AGREEMENT. An Employee Non-Competition Agreement, substantially in the form attached hereto as Exhibit E-1, shall have been executed and delivered to the Company on or before July 13, 2001 by each of the persons listed under the heading "Employees Subject to the Non-Competition Agreement On or Before the Closing Scheduled for July 13, 2001" on Exhibit E-2 hereto. An Employee Non-Competition Agreement, substantially in form attached hereto as Exhibit E-1, shall have been executed and delivered to the Company on or before August 13, 2001 by each of the persons listed under the heading "Employees Subject to the Non-Competition Agreement On or Before the Closing Scheduled for August 13, 2001" on Exhibit E-2 hereto.

         (K) COMPENSATION COMMITTEE. All necessary corporate action to meet the Compensation Committee Requirement shall have occurred.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to the relevant Closing Date, of the following conditions:

         (A) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct as of such Closing Date.

         (B) PERFORMANCE OF OBLIGATIONS. Purchasers shall have performed and complied in all material respects with all agreements and obligations herein required to be performed or complied with by Purchasers on or before such Closing Date.

         (C) LEGAL INVESTMENT; ORDERS. The sale and issuance of the Shares to be issued and sold on such Closing Date shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

         (D) TERMINATION OF LOAN AGREEMENTS; RETURN OF COLLATERAL. SOFTBANK shall have: (i) terminated the Convertible Loan Agreement, dated as of April 11, 2001, between the Company and SOFTBANK, (ii) terminated the Loan Agreement, dated as of June 1, 2001, between the Company and SOFTBANK, (iii) terminated the Pledge Agreement, (iv) terminated each of the Guarantees, (v) surrendered for cancellation by the Company the three Promissory Notes issued by the Company on April 11, 2001 with an aggregate face amount of $2,500,000, (vi) surrendered for cancellation by the Company the three Promissory Notes issued by the Company on June 1, 2001 with an aggregate face amount of $1,500,000, (vii) provided the Company for filing by the Company copies of statements that will terminate the UCC-1 Financing Statements filed by SOFTBANK in New York, New Jersey and Connecticut, and (viii) returned any collateral to the Company of which it took possession pursuant to the Pledge Agreement.

SECTION 7.     REMEDIES

         (A) SURVIVAL OF REPRESENTATIVES AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall survive each Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of such Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (B) INDEMNIFICATION. In the event the Company breaches (or in the event any third party alleges facts that, if true, would mean the Company has breached) any of its representations, warranties, and covenants contained herein, then the Company agrees to indemnify each Purchaser from and against the entirety of any Adverse Consequences such Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (C) MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Purchaser (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Company (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

              (iv) In the event any of the conditions in Section 7(c)(ii) above is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

         (D) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to the transactions contemplated by this Agreement and any rights any party may have under any other agreement, document or instrument, including, without limitation, the Registration Rights Agreement.

SECTION 8.     MISCELLANEOUS

         8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York without regard to principles of conflict of laws.

         8.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by the Purchasers or the Company without the prior written consent of the other; provided, however, that the Purchasers may assign their rights and delegate their obligations hereunder, in whole or in part (including, without limitation, the right to purchase any or all of the Shares and the obligation to pay all or a part of the purchase price for the Shares), to any affiliates of Purchaser, including, without limitation, any other partnership or other entity of which any direct or indirect subsidiary of such Purchaser or any affiliate thereof is a general partner or has investment discretion, or any employees of any of the foregoing subject to applicable securities laws; provided, further, that any such assignee that acquires any Shares shall, as a condition to acquiring such Shares, agree to be bound by the provisions of any agreement applicable to the Shares. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, a Purchaser may transfer any Shares to any Person without the prior consent of the Company.

         8.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Registration Rights Agreement, the Certificate and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

         8.4 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8.5 AMENDMENT AND WAIVER.

              (A) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least a majority of the Shares as of the date of such amendment.

              (B) The obligations of the Company and the rights of the holders of the Shares under the Agreement may be waived only with the written consent of the holders of at least a majority of the Shares as of the date of such waiver.

         8.6 DELAYS OR OMISSIONS It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach, default or noncompliance by another party under this Agreement, the Registration Rights Agreement or the Certificate shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind of character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Registration Rights Agreement or the Certificate or any waiver on such party's part of any provisions or conditions of the Agreement, the Registration Rights Agreement or the Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, under this Agreement, the Registration Rights Agreement, the Certificate, by law or otherwise afforded to any party shall be cumulative and not alternative.

         8.7 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         If to any Purchaser:           To the address or facsimile number of
         -------------------            such Purchaser specified on the
                                        signature pages hereof.

         With a copy to:                Sullivan & Cromwell
         --------------                 1870 Embarcadero Road
                                        Palo Alto, California 94303
                                        Attention: John L. Savva
                                        Telephone No.: (650) 461-5600
                                        Facsimile No.: (650) 461-5700

         If to OptiMark:                OptiMark Holdings, Inc.
         --------------                 10 Exchange Place
                                        Jersey City, New Jersey 07302
                                        Attention: General Counsel
                                        Telephone No.: (201) 536-7000
                                        Facsimile No.:  (201) 946-0742

         With a copy to:                Cummings & Lockwood
         --------------                 Four Stamford Plaza
                                        107 Elm Street
                                        Stamford, Connecticut 06902
                                        Attention:  Thomas J. Freed
                                        Telephone No: (203) 327-1700
                                        Facsimile No: (203) 351-4535

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.7.

         8.8 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         8.10 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.10 being untrue.

         8.11 EXPENSES. The Company and each of the Purchasers shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and all of the transactions contemplated herein; provided, however, that if the Purchasers consummate the purchase of the Shares, the Company shall reimburse the reasonable legal fees and expenses of counsel to SOFTBANK incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and all of the transactions contemplated hereby.

         8.12 SPECIFIC ENFORCEMENT. Any Purchaser shall be entitled to specific enforcement of its rights under this Agreement. The Company acknowledges that money damages would be an inadequate remedy for its breach of this Agreement and consents to an action for specific performance or other injunctive relief in the event of any such breach.

         8.13 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed the SERIES E PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.


                                       COMPANY:

                                       OPTIMARK HOLDINGS, INC.



                                       By: /s/ Robert J. Warshaw
                                           ------------------------------------
                                            Name:   Robert J. Warshaw
                                            Title:  CEO


                                       PURCHASERS:

                                       SOFTBANK CAPITAL PARTNERS LP

                                       By: SOFTBANK Capital Partners LLC
                                           Its General Partner


                                           By: /s/ Steven J. Murray
                                               --------------------------------
                                               Name:  Steven J. Murray
                                                      -------------------------
                                               Title: Administrative Member
                                                      -------------------------
                                           Address:
                                           1188 Centre Street
                                           Newton Center, Massachusetts  02459
                                           Attention:  Ron Fisher
                                           Facsimile No.:  (617) 928-9301

                                       SOFTBANK CAPITAL LP

                                       By: SOFTBANK Capital Partners LLC
                                            Its General Partner

                                           By: /s/ Steven J. Murray
                                               --------------------------------
                                               Name:  Steven J. Murray
                                                      -------------------------
                                               Title: Administrative Member
                                                      -------------------------
                                           Address:
                                           1188 Centre Street
                                           Newton Center, Massachusetts  02459
                                           Attention:  Ron Fisher
                                           Facsimile No.:  (617) 928-9301


                                       SOFTBANK CAPITAL ADVISORS FUND LP

                                       By: SOFTBANK Capital Partners LLC
                                            Its General Partner


                                           By: /s/ Steven J. Murray
                                               --------------------------------
                                               Name:  Steven J. Murray
                                                      -------------------------
                                               Title: Administrative Member
                                                      -------------------------
                                           Address:
                                           1188 Centre Street
                                           Newton Center, Massachusetts  02459
                                           Attention:  Ron Fisher
                                           Facsimile No.:  (617) 928-9301

                              DEFINITIONS ADDENDUM

         This Definitions Addendum is an attachment to and part of that certain Series E Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT") dated as of June 29, 2001 between OptiMark Holdings, Inc. and the purchasers named therein, Softbank Capital Partners LP, Softbank Capital Advisors Fund LP, and Softbank Capital LP. Except as otherwise stated in the Purchase Agreement, the following terms shall have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, including indirect, consequential and punitive damages.

         "Business Day" means any day other than (i) a Saturday, Sunday or legal holiday, or (ii) a day on which commercial banks in New York City are authorized or required by law or executive order to close.

         "Business Plan" means the Company's business plan, dated June 28, 2001, delivered to the Purchasers and attached hereto as Exhibit D.

         "Compensation and Benefit Plan" means any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company or its Subsidiaries.

         "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles as in effect from time to time in the United States.

         "Governmental Entity" means any governmental or regulatory authority, agency, commission, body, court, tribunal or other governmental entity or authority.

         "Guarantees" means those Amended and Restated Guarantees, dated June 1, 2001, between Softbank and each of OptiMark Equities, Inc. and OptiMark, Inc.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" or "Liens" means, with respect to any Person, any security interest, pledge, mortgage, charge, option, assignment, hypothecation, encumbrance, attachment, garnishment, sequestration, forfeiture, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

         "Material Adverse Effect" means a material adverse effect upon the business, financial condition, results of operations or prospects of the Company or any of its Subsidiaries, or upon the validity or enforceability of this Agreement, the Certificate, the Registration Rights Agreement or the Shares, or upon the ability of the Company to perform its obligations hereunder or under the Certificate or the Registration Rights Agreement, or upon the rights of the Purchasers hereunder or thereunder; provided, however, that the incurrence by the Company and its Subsidiaries of expenses and losses in the amounts, and at the times set forth in the Business Plan shall not, in itself, be deemed to constitute a Material Adverse Effect.

         "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "Pledge Agreement" means that certain Amended and Restated Pledge and Security Agreement, dated June 1, 2001, between the Company and SOFTBANK.

         "Proportionate Share" means, with respect to each Securityholder, a fraction (i) the numerator of which is the total number of votes entitled to be cast on matters as to which the holders of the Company's Common Stock are entitled to vote, by the Shares together with shares of Common Stock owned and the number of shares of Common Stock issuable upon exercise of

Rights owned by such Securityholder, and (ii) the denominator of which is the total number of such votes entitled to be cast on such matters by the shares of Common Stock outstanding, the shares of Common Stock issuable upon exercise of all Rights outstanding and the Shares outstanding.

         "Right" means any option, warrant, security, right or other instrument convertible into or exchangeable or exercisable for, or otherwise giving the holder thereof the right to acquire, directly or indirectly, from the Company any common stock, preferred stock or other equity security or any other such option, warrant, security, right or instrument, including any instrument issued by the Company or any Subsidiary thereof the value of which is measured by reference to the value of the Company's Common Stock.

         "SEC" means the Securities and Exchange Commission or any successor agency.

         "SOFTBANK" means, collectively, SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, each a Delaware limited partnership.

         "Stockholders Agreement" means the Amended and Restated Stockholders Agreement, dated as of April 23, 1998, among the Company and the parties named therein.

         "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

         "Taxes" means for any Person any federal or state tax, assessment, duty, levy, withholding liability, impost and other charges of every nature whatsoever imposed by any Governmental Entity on such Person or on any of its property or because of any, revenue, income, sales, use, product, employee or franchise, and any interest or penalty with respect to any of the foregoing.

                                    EXHIBIT A

                                                                                           PREFERRED
CLOSING DATE                            PURCHASER                   PURCHASE PRICE       SHARES ISSUED
------------                            ---------                   --------------       -------------
June 29, 2001               Softbank Capital Partners LP               $3,024,879            201,658
                            Softbank Capital LP                        $2,972,910            198,194
                            Softbank Capital Advisors Fund LP             $52,211              3,480
                                                                    --------------       ------------
                                                                       $6,050,000*           403,332

July 13, 2001               Softbank Capital Partners LP                  $549,978            36,665
                            Softbank Capital LP                           $540,529            36,035
                            Softbank Capital Advisors Fund LP               $9,493               633
                                                                    --------------       ------------
                                                                        $1,100,000            73,333

August 13, 2001             Softbank Capital Partners LP               $662,473.50            44,165
                            Softbank Capital LP                        $651,091.75            43,406
                            Softbank Capital Advisors Fund LP           $11,434.75               762
                                                                    --------------       ------------
                                                                        $1,325,000            88,333

September 14, 2001          Softbank Capital Partners LP               $691,472.34            46,098
                            Softbank Capital LP                        $679,592.37            45,306
                            Softbank Capital Advisors Fund LP           $11,935.29               796
                                                                    --------------       ------------
                                                                        $1,383,000            92,200

October 11, 2001            Softbank Capital Partners LP               $624,975.00            41,665
                            Softbank Capital LP                        $614,237.50            40,949
                            Softbank Capital Advisors Fund LP           $10,787.50               719
                                                                    --------------       ------------
                                                                        $1,250,000            83,333
                                                                    --------------       ------------

November 13, 2001           Softbank Capital Partners LP                  $549,978            36,665
                            Softbank Capital LP                           $540,529            36,035
                            Softbank Capital Advisors Fund LP               $9,493               633
                                                                    --------------       ------------
                                                                        $1,100,000            73,333

December 13, 2001           Softbank Capital Partners LP                  $549,978            36,665
                            Softbank Capital LP                           $540,529            36,035
                            Softbank Capital Advisors Fund LP               $9,493               633
                                                                    --------------       ------------
                                                                        $1,100,000            73,333


--------
         * On the First Closing Date, $4,069,064.41 will be paid by SOFTBANK pursuant to the cancellation of six promissory notes issued by the Company to SOFTBANK. $4,000,000 of such amount is the aggregate principal amount of the notes and the balance is interest due as of such date. In addition, SOFTBANK will withhold $154,140.05 from the $6,050,000 due at the First Closing for payment of fees of its counsel.

January 14, 2002            Softbank Capital Partners LP                  $549,978            36,665
                            Softbank Capital LP                           $540,529            36,035
                            Softbank Capital Advisors Fund LP               $9,493               633
                                                                    --------------       ------------
                                                                        $1,100,000            73,333

February 13, 2002           Softbank Capital Partners LP               $295,988.16            19,734
                            Softbank Capital LP                        $290,902.88            19,395
                            Softbank Capital Advisors Fund LP            $5,108.96               341
                                                                    --------------       ------------
                                                                          $592,000            39,470
                                                                    --------------       ------------

                                                                    --------------       ------------
Total After All Closings                                               $15,000,000         1,000,000


                                    EXHIBIT B

                           CERTIFICATE OF DESIGNATION

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT




                                      C-1